Elevation Series Trust 485BPOS

Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2025, relating to the financial statements and financial highlights of Polen International Dividend Income ETF (formerly, The Opal International Dividend Income ETF), TrueShares ConVequity ETF (formerly, TrueShares ConVex Protect ETF), TrueShares Quarterly Bear Hedge ETF, TrueShares Quarterly Bull Hedge ETF, and TrueShares Seasonality Laddered Buffered ETF, each a series of Elevation Series Trust which are included in Form N-CSR for the period ended October 31, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Greenwood Village, Colorado

February 27, 2026